Exhibit (f)(2)

EXHIBIT F-2

FORM OF GUARANTEE AND SECURITY AGREEMENT

[See attached]

FINAL FORM

GUARANTEE AND SECURITY AGREEMENT

dated as of the date set forth in Schedule A to the Loan Agreement referred to herein among

THE BORROWER IDENTIFIED ON THE SIGNATURE PAGES HERETO,
as Borrower,

THE UNITED STATES DEPARTMENT OF THE TREASURY,
as Lender,

and

THE BANK OF NEW YORK MELLON,
as Administrative Agent and Collateral Agent

6.01 Designation of Permitted Secured Interest Rate Hedges		15
6.02 Information		16
6.03 Recordkeeping		16

Section 7.	Covenants of the Loan Parties	16

7.01 Delivery and Other Perfection		17
7.02 Payment of Obligations		18
7.03 Maintenance of Perfected Security Interest		18
7.04 Notices		18
7.05 Other Financing Statements or Control		18
7.06 Changes in Name, etc		18
7.07 Collections		19
7.08 Additional Guarantors		19
7.09 Custodial Account		19
7.10 Interest Reserve Account		20
7.11 Permitted Investments of Funds on Deposit in the Custodial Account and the Interest Reserve Account		20
7.12 No Certification of Limited Liability Company Interests and Limited Partnership Interests		20

Section 8.	Acceleration Notice; Remedies; Distribution of Collateral	20

8.01 Events of Default, Etc		20
8.02 Deficiency		22
8.03 Private Sale		22
8.04 Application of Proceeds after Default		22
8.05 Waiver of Stays, etc		23
8.06 Attorney-in-Fact		23
8.07 Agreement regarding Control Agreements		23
8.08 Release of Collateral; Guarantors		23
8.09 Custody and Safekeeping		24

Section 9.	The Collateral Agent	24

9.01 Appointment, Powers and Immunities		24
9.02 Information Regarding Secured Parties		25
9.03 Delegation of Duties		25
9.04 Exculpatory Provisions		25
9.05 Reliance by Collateral Agent		25
9.06 Notice of Default		26
9.07 Non-Reliance on Collateral Agent		26
9.08 Resignation and Removal of Collateral Agent		27
9.09 Status of Successor Collateral Agent		28
9.10 Merger of the Collateral Agent		28
9.11 Other Business Relationships		28
9.12 Certain Matters Affecting the Collateral Agent		29

Section 10.	Miscellaneous	30

10.01 Amendments, Etc		30
10.02 Notices		30
10.03 No Waiver; Cumulative Remedies		31
10.04 Survival		31
10.05 Payment of Expenses, Taxes and Indemnification		32
10.06 Successors and Assigns		33
10.07 Captions		33
10.08 Counterparts and Facsimile		33
10.09 Severability		33
10.10 Integration		33
10.11 GOVERNING LAW		34
10.12 SUBMISSION TO JURISDICTION; WAIVERS		34
10.13 WAIVER OF JURY TRIAL		35
10.14 Limited Recourse		35
10.15 Limitation of Liability		35

ANNEX 1	Filing Details

EXHIBIT A	Form of Notice of Designation
EXHIBIT B	Form of Guarantee Assumption Agreement
EXHIBIT C	Form of Acknowledgment

GUARANTEE AND SECURITY AGREEMENT

GUARANTEE AND SECURITY AGREEMENT, dated as of the date set forth in Schedule A to the Loan Agreement referred to below (this “Agreement”), among the BORROWER IDENTIFIED ON THE SIGNATURE PAGES HERETO (the “Borrower”); each entity that becomes a “GUARANTOR” after the date hereof pursuant to Section 7.08 hereof (collectively, the “Guarantors” and, together with the Borrower, the “Loan Parties”); THE UNITED STATES DEPARTMENT OF THE TREASURY (the “Lender”); and THE BANK OF NEW YORK MELLON, a New York state chartered bank, as administrative agent for the Lender under the Loan Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties referred to below (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

W I T N E S SETH:

WHEREAS, concurrently with the execution and delivery of this Agreement the Borrower, the Lender, the Administrative Agent and the Collateral Agent are entering into a Loan Agreement, dated as of the date hereof (the “Loan Agreement”) pursuant to which the Lender has agreed to make Loans to the Borrower from time to time thereunder upon the terms and subject to the conditions set forth therein;

WHEREAS, to induce the Lender to make Loans to the Borrower under the Loan Agreement, the Borrower wishes to provide (a) for certain of its Subsidiaries from time to time to become parties hereto and to guarantee the payment and performance of the Guaranteed Obligations (as hereinafter defined), and (b) for the Borrower and the Guarantors to provide collateral security for the Secured Obligations (as hereinafter defined);

WHEREAS, the Borrower and the Guarantors may from time to time enter into Permitted Interest Rate Hedges (as defined in the Loan Agreement) and may designate their obligations under such hedges to constitute Secured Obligations hereunder;

WHEREAS, the Collateral Agent (on behalf of itself and the Secured Parties) is or will be entering into this Agreement for the purpose of setting forth its rights to the Collateral (as hereinafter defined); and

WHEREAS, the Loan Parties and the Secured Parties agree that the Collateral Agent shall administer the Collateral, and the Collateral Agent is willing to administer the Collateral pursuant to the terms and conditions set forth herein;

NOW THEREFORE, the parties hereto agree as follows:

Section 1.                                            Definitions, Etc.

1.01 Certain Uniform Commercial Code Terms. As used herein, the terms “Account”, “Chattel Paper”, “Commodity Account”, “Commodity Contract”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “General Intangible”, “Instrument”, “Investment Property”, “Letter-of-Credit Right”, “Money”, “Proceeds”, “Promissory Note”,

“Supporting Obligation” and “Tangible Chattel Paper” have the respective meanings set forth in Article 9 of the Uniform Commercial Code, and the terms “Certificated Security”, “Clearing Corporation”, “Entitlement Holder”, “Entitlement Order”, “Financial Asset”, “Indorsement”, “Securities Account”, “Securities Intermediary”, “Security”, “Security Entitlement” and “Uncertificated Security” have the respective meanings set forth in Article 8 of the Uniform Commercial Code.

1.02 Additional Definitions.

(a)                                            Unless otherwise defined herein, terms defined in the Loan Agreement and used herein (including terms used in the preamble and the recitals hereto) shall have the meanings given to them in the Loan Agreement.

(b)                                           The “Interpretation” provisions set forth in Section 1.02 of the Loan Agreement shall apply to this Agreement, including terms defined in the preamble and the recitals hereto, mutatis mutandis.

(c)                                            In addition, as used herein: “Administrative Agent” has the meaning set forth in the preamble hereto.

“Agent Members” means members of, or participants in, a depositary, including the DTC, Euroclear or Clearstream.

“Agreement” means this Guarantee and Security Agreement.

“Borrower” has the meaning set forth in the preamble hereto.

“Clearing Corporation Security” means a security that is registered in the name of, or Indorsed to, a Clearing Corporation or its nominee or is in the possession of the Clearing Corporation in bearer form or Indorsed in blank by an appropriate Person.

“Clearstream” means Clearstream Banking, société anonyme, a corporation organized under the laws of the Grand Duchy of Luxembourg.

“Clearstream Security” means a Security that (a) is a debt or equity security and (b) is capable of being transferred to an Agent Member’s account at Clearstream pursuant to the definition of “Delivery”, whether or not such transfer has occurred.

“Collateral” has the meaning set forth in Section 4.01.

“Collateral Agent” has the meaning set forth in the preamble.

“Control” means “control” as defined in Section 9-104, 9-105, 9-106 or 9-107 of the Uniform Commercial Code, as the context may require.

“Controlling Party” means (a) at any time during the Investment Period or when any Loan Agreement Obligations remain outstanding, the Lender, and (b) at any time when the foregoing clause (a) is not applicable, the Permitted Secured Hedge Counterparties holding a majority of the notional amount of Hedge Agreements constituting Permitted Secured Interest Rate Hedges at such time.

“Custodial Account” has the meaning set forth in Schedule A to the Loan Agreement.

“Deliver”, “Delivered” or “Delivery” means, with respect to any Portfolio Investment or other property, that such Portfolio Investment or other property is held, registered or covered by a recorded and/or filed UCC-1 financing statement as described below, in each case in a manner reasonably satisfactory to the Collateral Agent:

(a)                                            subject to clause (k) below, in the case of each Certificated Security (other than a U.S. Government Security, Clearing Corporation Security, Euroclear Security or Clearstream Security), that such Certificated Security is in the possession of the Custodian and registered in the name of the Custodian (or its nominee) or Indorsed in blank under an arrangement where either (i) the Custodian has agreed to hold such Certificated Security as bailee on behalf of the Collateral Agent or (ii) the Custodian has credited the same to a Securities Account for which the Custodian is a Securities Intermediary and has agreed that such Certificated Security constitutes a Financial Asset and that the Collateral Agent has Control over such Securities Account;

(b)                                           subject to clause (k) below, in the case of each Instrument, that such Instrument is in the possession of the Custodian in the United States and Indorsed to the Custodian or in blank under an arrangement where the Custodian has agreed to hold such Instrument as bailee on behalf of the Collateral Agent;

(c)                                            subject to clause (k) below, in the case of each Uncertificated Security (other than a U.S. Government Security, Clearing Corporation Security, Euroclear Security or Clearstream Security), that such Uncertificated Security is registered on the books of the issuer thereof to the Custodian (or its nominee) under an arrangement where the Custodian has credited the same to a Securities Account for which the Custodian is a Securities Intermediary and has agreed that such Uncertificated Security constitutes a Financial Asset and that the Collateral Agent has Control over such Securities Account;

(d)                                           subject to clause (k) below, in the case of each Clearing Corporation Security, that such Clearing Corporation Security is credited to a Securities Account of the Custodian at such Clearing Corporation (and, if a Certificated Security, so held in the possession of such Clearing Corporation, or of an agent or custodian on its behalf) and the Security Entitlement of the Custodian in such Clearing Corporation Securities Account has been credited by the Custodian to a Securities Account for which the Custodian is a Securities Intermediary under an arrangement where the Custodian has agreed that such Security constitutes a Financial Asset and that the Collateral Agent has Control over such Securities Account;

(e)                                            in the case of each Euroclear Security and Clearstream Security, that the actions described in clause (d) above have been taken with respect to such Security as if such Security were a Clearing Corporation Security and Euroclear and Clearstream were Clearing Corporations; provided that such additional actions shall have been taken as shall be necessary under the law of Belgium (in the case of Euroclear) and Luxembourg (in the case of Clearstream) to accord the Collateral Agent rights substantially equivalent to Control over such Security under the Uniform Commercial Code;

(f)                                         in the case of each U.S. Government Security, that such U.S. Government Security is credited to a securities account of the Custodian at a Federal Reserve Bank and the Security Entitlement of the Custodian in such Federal Reserve Bank Securities Account has been credited by the Custodian to a Securities Account for which the Custodian is a Securities Intermediary under an arrangement where the Custodian has agreed that such U.S. Government Security constitutes a Financial Asset and that the Collateral Agent has Control over such Securities Account;

(g)                                      in the case of any Tangible Chattel Paper, that the original of such Tangible Chattel Paper is in the possession of the Custodian in the United States under an arrangement where the Custodian has agreed to hold such Tangible Chattel Paper as bailee on behalf of the Collateral Agent and any agreements that constitute or evidence such Tangible Chattel Paper are free of any marks or notations indicating that it is then pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent;

(h)                                      in the case of each General Intangible (including any participation in a debt obligation) of a Loan Party organized in the United States, such General Intangible falls within the collateral description of a UCC-1 financing statement, naming the relevant Loan Party as debtor and the Collateral Agent as secured party and filed in the jurisdiction in which such Loan Party is located as provided in Section 9-307 of the Uniform Commercial Code; provided that in the case of a participation in a debt obligation that is evidenced by an Instrument, either (i) such Instrument is in the possession of the institution which sold such participation in the United States, and such institution has agreed that it holds possession of such Instrument for the benefit of the Collateral Agent (or for the benefit of the Custodian, and the Custodian has agreed that it holds the interest in such Instrument as bailee on behalf of the Collateral Agent) or (ii) such Instrument is in the possession of the institution which sold such participation outside of the United States and such institution (and, if applicable, the obligor that issued such Instrument) has taken such actions as shall be necessary under the law of the jurisdiction where such Instrument is physically located to accord the Collateral Agent rights equivalent to Control over such Instrument under the Uniform Commercial Code;

(i)                                          in the case of any Deposit Account or Securities Account, that the bank or Securities Intermediary at which such Deposit Account or Securities Account, as applicable, is located has agreed that the Collateral Agent has Control over such Deposit Account or Securities Account;

(j)                                          in the case of any money (regardless of currency), that such money has been credited to a Deposit Account over which the Collateral Agent has Control as described in clause (i) above;

(k)                                            in the case of any Certificated Security, Uncertificated Security or

Instrument either physically located outside of the United States or issued by a Person organized outside of the United States, that such additional actions shall have been taken as shall be necessary under applicable Requirements of Law to accord the Collateral Agent rights substantially equivalent to those accorded to a secured party under the Uniform Commercial Code that has possession or control of such Certificated Security, Uncertificated Security or Instrument; and

(l)                                               in the case of each Portfolio Investment not of a type covered by the foregoing clauses (a) through (k) that such Portfolio Investment has been transferred to the Collateral Agent in accordance with applicable law and regulation.

“DTC” means The Depository Trust Company, its nominees and their respective successors.

“Eligible Account” means a segregated account with, or a segregated trust account with the corporate trust department of, an Eligible Institution; provided that, in any such case, such account is under the Control of the Collateral Agent.

“Eligible Institution” means any of (i) the Collateral Agent, (ii) a depository institution organized under the laws of the United States of America or any one of the states thereof or the District of Columbia (or any domestic branch of a foreign bank), (A) the unsecured and non-credit enhanced debt obligations of which are rated at least “AA” or “A-1+” by S&P, “Aa2” or “P-1” by Moody’s and “AA” or F-1 from Fitch and (B) whose deposits are insured by the FDIC or (iii) any other institution acceptable to the Controlling Party.

“Euroclear” means Euroclear Bank, S.A., as operator of the Euroclear system.

“Euroclear Security” means a Security that (a) is a debt or equity Security and (b) is capable of being transferred to an Agent Member’s account at Euroclear, whether or not such transfer has occurred.

“Event of Default” means any Event of Default under and as defined in the Loan Agreement and, after the Investment Period and at such time when no Loan Agreement Obligations remain outstanding, any comparable event under any Permitted Secured Interest Rate Hedge.

“Excluded Property” means (a) the Working Capital Reserve identified in writing by the Borrower to the Collateral Agent by account number, (b) any asset posted or pledged as collateral in respect of margin to a Permitted Hedge Counterparty under the terms of any credit support annex or similar documents entered into in connection with a Permitted Interest Rate Hedge (but not any “Return Amount” (as such term is described in such credit support annex or similar documents) or similar amount due to a Loan Party under such credit support annex or similar document) and held by such Permitted Hedge Counterparty or in a separate account, (c) the Capital Commitments and any rights related thereto until funded, (d) any Capital Contribution call rights, (e) the Escrow Account identified in writing by the Borrower to the Collateral Agent by account number and all funds on deposit therein and (f) the Distribution Account identified in writing by the Borrower to the Collateral Agent by account number and all funds on deposit therein.

“FDIC” means The Federal Deposit Insurance Corporation, or any successor thereto.

“Fitch” means Fitch, Inc., or any successor thereto.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B between the Collateral Agent and an entity that, pursuant to Section 7.08, is required to become a “Guarantor” hereunder.

“Guaranteed Obligations” means, collectively, the Loan Agreement Obligations and the Hedge Agreement Obligations.

“Hedge Agreement Obligations” means, collectively, all obligations and liabilities of a Loan Party to a Permitted Secured Hedge Counterparty under the related Permitted Secured Interest Rate Hedge, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Permitted Secured Interest Rate Hedge or any other document made, delivered or given in connection with the foregoing, in each case whether on account of payments, interest, fees, premiums, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Permitted Secured Hedge Counterparty that are required to be paid by a Loan Party pursuant to the terms of any of the foregoing agreements).

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitee” has the meaning set forth in Section 10.05.

“Interest Reserve Account” has the meaning set forth in Schedule A to the Loan Agreement.

“Loan Agreement Obligations” means, collectively, the unpaid principal of and interest on (including, without limitation, interest accruing at the then applicable rate after the maturity of the Loans and after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian, the Valuation Agent or the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Loan Agreement, any other Loan Document or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, fees, prepayment premiums, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian, the Valuation Agent or the Lender that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Notice of Designation” has the meaning set forth in Section 6.01.

“Permitted Secured Interest Rate Hedge” means any Permitted Interest Rate

Hedge that has been designated by the Borrower as a “Permitted Secured Interest Rate Hedge” for purposes of this Agreement in accordance with the requirements of Section 6.01.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, Inc., or any successor thereto.

“Secured Obligations” means, collectively, (a) in the case of the Borrower, the Loan Agreement Obligations and the Hedge Agreement Obligations and (b) in the case of the Guarantors, the obligations of the Guarantors in respect of the Guaranteed Obligations pursuant to Section 3.01.

“Specified Actions” has the meaning set forth in Section 5.04.

“U.S. Government Security” means any Security issued by, or unconditionally guaranteed or insured by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States.

Section 2.                                            Representations and Warranties. Each Loan Party represents and warrants to the Secured Parties that:

2.01 Organization. Such Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite organizational power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals could not be reasonably expected to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify could not be reasonably expected to have a Material Adverse Effect; (d) is in compliance with (to the extent such law, guidance or regulation is applicable pursuant to its terms to such Loan Party) (i) Section 111 of EESA, as implemented by any guidance or regulations issued by UST thereunder, including 31 CFR 30 and (ii) EAWA, as implemented by any guidance or regulations issued by UST thereunder and (e) is in compliance in all material respects with all other Requirements of Law.

2.02 Authorization; Enforceability. Such Loan Party has all necessary organizational power, authority and legal right, as applicable, to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party, to grant the Liens contemplated hereunder, and to consummate the transactions contemplated thereby. The execution, delivery and performance by such Loan Party of each of the Loan Documents to which it is a party, and the granting of the Liens contemplated hereby, have been duly authorized by all necessary organizational action on its part. Each Loan Document has been duly and validly executed and delivered by such Loan Party and constitutes, or when executed and delivered, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to the Bankruptcy Exceptions.

2.03 No Conflicts. Neither the execution and delivery of the Loan Documents, the performance of the obligations set forth in the Loan Documents, the granting of the Liens contemplated hereunder, nor the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will (a) conflict with or result in a breach of (i)

the charter, articles of organization, by-laws, partnership agreement (including, if applicable, the Partnership Agreement), operating agreement or similar organizational document of such Loan Party, or (ii) any Requirement of Law, (b) constitute a default under any material Contractual Obligation with respect to which such Loan Party is a party, or (c) except for the Liens created pursuant to the Security Documents, result in the creation or imposition of any Lien upon any Property of such Loan Party, pursuant to the terms of any such material Contractual Obligation.

2.04 Governmental Approvals. No consent, approval or authorization of, registration or filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection the granting of the Liens contemplated hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which such Loan Party is party, except (i) consents, approvals, authorizations, filings, registrations, and notices that have been or will be obtained or made and are in full force and effect and (ii) the filings and recordings in respect of the Liens created pursuant to the Security Documents.

2.05 Title; Financing Statements.

(a)                                       Such Loan Party is the sole beneficial owner, and has good and marketable title to, each item of the Collateral in which a security interest is granted by such Loan Party hereunder and no Lien exists upon such Collateral other than (i) the security interest created or provided for herein, which security interest constitutes a valid first and prior perfected Lien on the Collateral and (ii) Permitted Liens.

(b)                                      No security agreement, financing statement, equivalent security or lien instrument, continuation statement or other public notice with respect to all or any part of the Collateral or listing such Loan Party as “debtor” is on file or of record in any public office, except (x) such as have been filed in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and (y) such as have been filed in respect of Permitted Liens. Such Loan Party has not authorized the filing of, nor is aware of, any financing statements against any Loan Party, except such as have been filed in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and such as have been filed in respect of Permitted Liens.

2.06 Creation and Perfection of Security Interests. This Agreement, together with the other Security Documents, is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral. Upon Delivery of any Collateral, this Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Secured Obligations, in each case prior and superior in right to any other Person.

2.07 Names, Etc. The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable), federal tax ID number and mailing address of the Borrower as of the date hereof are correctly set forth in Annex 1 (and of each other Loan Party as of the date of the Guarantee Assumption Agreement referred to below are set forth in the supplement to Annex 1 in Appendix A to the Guarantee

Assumption Agreement executed and delivered by such Loan Party pursuant to Section 7.08).

2.08 Changes in Circumstances. Such Loan Party has not (a) within the period of four months prior to the date hereof (or, in the case of any Guarantor, within the period of four months prior to the date it becomes a party hereto pursuant to a Guarantee Assumption Agreement), or, if formed less than four months prior to the date hereof, since its date of formation, changed its location (as defined in Section 9-307 of the Uniform Commercial Code), (b) as of the date hereof (or, with respect to any Guarantor, as of the date it becomes a party hereto pursuant to a Guarantee Assumption Agreement), changed its name or (c) as of the date hereof (or, with respect to any Guarantor, as of the date it becomes a party hereto pursuant to a Guarantee Assumption Agreement), become a “new debtor” (as defined in Section 9-102(a)(56) of the Uniform Commercial Code) with respect to a currently effective security agreement previously entered into by any other Person and binding upon such Loan Party, in each case except as notified in writing to the Collateral Agent prior to the date hereof (or, in the case of any Guarantor, prior to the date it becomes a party hereto pursuant to a Guarantee Assumption Agreement).

2.09 Accounts. It maintains no Deposit Accounts, Securities Accounts or Commodity Accounts other than (a) the Custodial Account (which will include sub-accounts holding Temporary Investments), (b) the Interest Reserve Account, (c) an account (which will include sub-accounts holding Temporary Investments) in which the sole amount on deposit is the Working Capital Reserve, (d) one or more accounts in which the sole funds on deposit are assets required to be pledged or received as collateral in respect of margin requirements to a Permitted Hedge Counterparty under the terms of any credit support annex or similar documents entered into in connection with a Permitted Interest Rate Hedge, (e) the Escrow Account and (f) the Distribution Account.

Section 3.                                            Guarantee.

3.01 The Guarantee. The Guarantors hereby jointly and severally guarantee to the Collateral Agent, for the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt payment in full in Cash when due (whether at stated maturity, by acceleration or otherwise) of the Guaranteed Obligations. The Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full in Cash when due (whether at stated or extended maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will jointly and severally pay the same without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

3.02 Obligations Unconditional. The obligations of the Guarantors under Section 3.01 are irrevocable, absolute and unconditional, and joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Requirements of Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a)                                       at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)                                      any of the acts mentioned in any of the provisions of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)                                       the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)                                      any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand for payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

3.03 Reinstatement. The obligations of the Guarantors under this Section 3  shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify the Secured Parties on demand for all reasonable costs and expenses (including reasonable fees and other charges of counsel) incurred by the Secured Parties in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

3.04 Subrogation. The Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations, and the expiration and termination of all commitments to make Loans under all Loan Documents, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in

Section 3.01  or a right of contribution under Section 3.08, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

3.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Secured Parties, a Guaranteed Obligation may be declared to be or may automatically become forthwith due and payable as provided in the respective Loan Document therefor for purposes of Section 3.01  notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower or any Guarantors and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 3.01.

3.06 Continuing Guarantee. The guarantee in this Section 3 is a continuing guarantee of payment (and not of collection), and shall apply to all Guaranteed Obligations whenever arising.

3.07 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 3 constitutes an instrument for the payment of money, and consents and agrees that the Collateral Agent, on behalf of the Secured Parties, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion action under New York CPLR Section 3213.

3.08 Rights of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 3.04.

The provisions of this Section 3.08 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the Secured Parties, and each Guarantor shall remain liable to the Collateral Agent for the full amount guaranteed by such Guarantor hereunder.

3.09 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate or other Requirement of Law, or any federal or state bankruptcy, insolvency, reorganization or other Requirement of Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 3.01  would otherwise, taking into account the provisions of Sections 3.04 and 3.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of such Guarantor’s liability under Section 3.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 4.                                            Collateral.

4.01 Grant of Security Interest. As collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of its Secured Obligations,

each Loan Party hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of such Loan Party’s right, title and interest in, to and under all Cash, all checks, all Money, all Accounts, all Chattel Paper, all Deposit Accounts, all Documents, all General Intangibles, all Instruments, all Investment Property (including all Securities, all Securities Accounts and Financial Assets carried therein or credited thereto and all Security Entitlements with respect thereto, and all Commodity Accounts and Commodity Contracts), and all Letter-of-Credit Rights where the underlying letter of credit supports a Portfolio Investment, including, the following property, in each case whether tangible or intangible, wherever located, and whether now owned by such Loan Party or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 4.01  being collectively referred to as “Collateral”):

(a)                                            the Custodial Account, including all sub-accounts thereof or replacements of such account, if any, and all Cash, checks, Instruments, Documents, Securities, whether certificated or uncertificated, other Financial Assets carried therein and Security Entitlements with respect thereto;

(b)                                           the Interest Reserve Account, including all sub-accounts thereof or replacements of such account, if any, and all Cash, checks, Instruments, Documents, Securities, whether certificated or uncertificated, other Financial Assets carried therein and Security Entitlements with respect thereto;

(c)                                            all Portfolio Investments and all monies due and to become due to a Loan Party in connection with such Portfolio Investments, and all rights, remedies, powers, privileges and claims of such Loan Party as holder of such Portfolio Investments, including the rights of such Loan Party to enforce the agreements or instruments pursuant to which the Portfolio Investments are issued and the obligations of any Person thereunder and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect to such agreements or instruments or the obligations of any Person thereunder to the same extent as such Loan Party could, but for the security interest granted to the Collateral Agent in this Section 4.01;

(d)                                           all Permitted Interest Rate Hedges (and any guarantees thereof) and all rights, remedies, powers, privileges and claims of any Loan Party thereunder; including (i) all payments and distributions of any kind or character, whether in Cash or other property, at any time made or distributable to any Loan Party thereunder or in connection therewith, whether due or to become due, and (ii) the rights of the Borrower to enforce such Permitted Interest Rate Hedge (and any guarantees thereof), and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect to any Permitted Interest Rate Hedge (and any guarantees thereof) to the same extent as any Loan Party could, but for the security interest granted to the Collateral Agent in this Section 4.01; provided, however, that any Loan Party’s rights under any Permitted Interest Rate Hedge (and any guarantees of any thereof) shall not secure any related Hedge Agreement Obligations;

(e)                                            all other Property of the Loan Parties; and

(f)                                              to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing and, to the extent related to any of the foregoing, all books, correspondence, credit files, records, invoices and other papers (including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Loan Party or any computer bureau or service company from time to time acting for such Loan Party);

provided, however, that at no time shall Collateral include any Excluded Property.

The foregoing grants are made to the Collateral Agent to hold as collateral agent hereunder for the benefit of the Secured Parties to secure the Secured Obligations. The Collateral Agent, as collateral agent on behalf of the Secured Parties, acknowledges such grant, accepts the duties on its part to be performed by it under this Agreement in accordance with the provisions of this Agreement and agrees to perform its duties required in this Agreement and the other Security Documents to which it is a party.

4.02 Rights of Loan Parties. Notwithstanding the security interests so granted to the Collateral Agent, each Loan Party shall nevertheless be permitted, so long as no Event of Default has occurred and is continuing, to give all consents, requests, notices, directions, approvals, extensions or waivers, if any, that are permitted or required to be given by such Loan Party by the specific terms of any of the agreements or instruments pursuant to which Portfolio Investments have been issued or are governed, and the security interest so granted to the Collateral Agent shall not relieve such Loan Party from the performance of any term, covenant, condition or agreement on such Loan Party’s part to be performed or observed by it under or in connection with any of the agreements or instruments pursuant to which Portfolio Investments have been issued or are governed or impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Loan Party’s part to be so performed or observed by it or otherwise impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Loan Party relative thereto or for any breach of any representation or warranty on the part of such Loan Party contained in the agreements or instruments pursuant to which Portfolio Investments have been issued or are governed or made in connection therewith or to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim, or take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

Section 5.                                            Certain Agreements Among Secured Parties.

5.01 Priorities; Additional Collateral.

(a)                                            Pari Passu Status of Obligations. Each of the Lender, the Administrative Agent, the Collateral Agent and each Permitted Secured Hedge Counterparty by acceptance of the benefits of this Agreement and the other Security Documents agree that their respective security interests in the Collateral shall rank pari passu and that the Secured Obligations shall be equally and ratably secured by the Security Documents subject to the terms hereof and subject to the Priority of Payments.

(b)                                           Sharing of Guarantees and Liens. Each of the Lender, the Administrative

Agent, the Collateral Agent and each Permitted Secured Hedge Counterparty by acceptance of the benefits of this Agreement and the other Security Documents agrees that (i) such Secured Party will not accept from any Subsidiary of the Borrower a guarantee of the Guaranteed Obligations unless such guarantor simultaneously guarantees the payment of the Guaranteed Obligations owing to all Secured Parties and (ii) such Secured Party will not hold, take, accept or obtain any Lien upon any Property of any Loan Party to secure the payment and performance of the Secured Obligations except and to the extent that such Lien is in favor of the Collateral Agent pursuant to this Agreement or another Security Document to which the Collateral Agent is a party for the benefit of all of the Secured Parties as provided herein.

5.02 Turnover of Collateral. If a Secured Party acquires custody, control or possession of any Collateral or the proceeds therefrom, other than pursuant to the terms of this Agreement, such Secured Party shall promptly (but in any event within five (5) Business Days) turn over and/or Deliver such Collateral or proceeds to the Custodian on behalf of the Collateral Agent in accordance with the provisions of this Agreement. Until such time as such Secured Party shall have complied with the provisions of the immediately preceding sentence, such Secured Party shall be deemed to hold such Collateral and proceeds in trust for the benefit of the Collateral Agent.

5.03 Cooperation of Secured Parties. Each Secured Party will cooperate with the Collateral Agent and with each other Secured Party in the enforcement of the Liens upon the Collateral and otherwise in order to accomplish the purposes of this Agreement and the other Security Documents.

5.04 Limitation upon Certain Independent Actions by Secured Parties. Other than in accordance with Section 8 of this Agreement or Section 8.02 of the Loan Agreement, no Secured Party shall have any right to institute any action or proceeding to enforce any term or provision of the Security Documents or to enforce any of its rights in respect of the Collateral or to exercise any other remedy pursuant to the Security Documents or at law or in equity, for the purpose of realizing on the Collateral, or by reason of jeopardy of any Collateral, or for the execution of any trust or power hereunder (collectively, the “Specified Actions”), unless the Controlling Party shall have delivered written instructions to the Collateral Agent and the Collateral Agent shall have failed to act in accordance with such instructions within five (5) Business Days thereafter. In such case but not otherwise, the Controlling Party may take any of the Specified Actions and shall be entitled to commence proceedings in any court of competent jurisdiction or to take any other Specified Actions as the Collateral Agent might have taken pursuant to this Agreement or the Security Documents. The Loan Parties acknowledge and agree that should the Controlling Party act in accordance with this provision, the Controlling Party will have all the rights, remedies, benefits and powers as are granted to the Collateral Agent pursuant hereto or pursuant to any other Security Documents.

5.05 No Challenges. In no event shall any Secured Party take any action to challenge, contest or dispute the validity, extent, enforceability or priority of the security interests granted hereunder or under any other Security Document with respect to any of the Collateral, or that would have the effect of invalidating any such security interest or support any Person who takes any such action. Each of the Secured Parties agrees that it will not take any action to challenge, contest or dispute the validity, enforceability or secured status of any other Secured Party’s claims against any Loan Party (other than any such claim resulting from a breach of this Agreement by a Secured Party, or any challenge, contest or dispute alleging arithmetical error in the determination of a claim), or that would have the effect of invalidating any such claim, or support any Person who takes any such action.

5.06 Rights of Secured Parties as to Secured Obligations. Notwithstanding any other provision of this Agreement, the right of each Secured Party to receive payment of the Secured Obligations held by such Secured Party when due (whether at the stated maturity thereof, by acceleration or otherwise) as expressed in any instrument evidencing or agreement governing such Secured Obligations, or to institute suit for the enforcement of such payment on or after such due date, and the obligation of the Loan Parties to pay their respective Secured Obligations when due, shall not be impaired or affected without the written consent of such Secured Party; provided that, notwithstanding the foregoing, each Secured Party agrees that it will not attempt to exercise remedies with respect to any Collateral except as provided in this Agreement or the Loan Agreement.

Section 6.                                            Permitted Secured Interest Rate Hedges; Recordkeeping, Etc.

6.01 Designation of Permitted Secured Interest Rate Hedges. The Borrower may at any time designate as a “Permitted Secured Interest Rate Hedge” hereunder any Permitted Interest Rate Hedge, such designation to be effected by delivery to the Collateral Agent of a notice substantially in the form of Exhibit A (a “Notice of Designation”), which notice shall identify such Permitted Interest Rate Hedge, request that such Permitted Interest Rate Hedge be designated as a “Permitted Secured Interest Rate Hedge” hereunder and be accompanied by a certificate of a Responsible Officer of the Borrower delivered to the Collateral Agent:

(a)                                            certifying that such Hedge Agreement constitutes a Permitted Interest Rate Hedge, and

(b)                                           attaching (and certifying as true and complete) copies of the related ISDA master agreement and schedule (and, if available at the time of designation, any related confirmations).

No such designation shall be effective unless and until the related Permitted Secured Hedge Counterparty shall have executed and delivered to the Collateral Agent an acknowledgement substantially in the form of Exhibit C, or shall have acknowledged in the related schedule to the master agreement (or any confirmation thereunder), the grant of a security interest in the Collateral to the Collateral Agent, for the benefit of the Secured Parties, which acknowledgement shall constitute the irrevocable appointment of the Collateral Agent as its agent for the purpose of evidencing the existence and maintaining the perfection of the security interests granted to the Collateral Agent for the benefit of such Permitted Secured Hedge Counterparty hereunder in accordance with the provisions of this Agreement and its acceptance and agreement to all of the provisions of this Agreement, including Section 5 and this Section 6. The Collateral Agent agrees that, upon receipt of such Notice of Designation and acknowledgment, it will be deemed to have accepted such appointment by such Permitted Secured Hedge Counterparty. The foregoing appointment and agreement shall not impose upon the Collateral Agent, or be construed to constitute an assignment to, or assumption on the part of the Collateral Agent of, any duties, obligations or liabilities under any such Permitted Secured Interest Rate Hedge. Notwithstanding anything else to the contrary herein, (i) by its acceptance of the benefits of this Agreement, each Permitted Secured Hedge Counterparty shall be deemed to (x) agree not to exercise any rights or remedies thereunder or otherwise with respect to the Collateral for so long as any Loans and any other Obligations (other than Hedge Agreement Obligations) remain outstanding without the express written consent of the Lender and (y) agree to be bound by the terms of this Agreement and (ii) the Lien created herein in favor of the Permitted Secured Hedge Counterparties shall remain in effect until payment in full of the Hedge Agreement Obligations owing to such Persons, notwithstanding the termination of the Loan Agreement and the payment in full of the Loans and all other Loan Agreement Obligations. No failure of the Collateral Agent as the agent for the Permitted Secured Hedge Counterparties to evidence the existence or maintain the perfection of the security interest granted herein to the Collateral Agent for the benefit of the Permitted Hedge Counterparties shall release the Permitted Secured Hedge Counterparties from the agreement set forth in clause (i) of the preceding sentence.

6.02 Information. The Borrower will furnish to the Administrative Agent, the Collateral Agent and the Lender, promptly after the same become effective, all confirmations executed pursuant to any Permitted Secured Interest Rate Hedge. The Borrower will at such times and from time to time as shall be reasonably requested by the Administrative Agent, the Collateral Agent or the Lender, supply a list in form and detail reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Lender setting forth the amount (on both a notional and mark to market exposure basis) of the Hedge Agreement Obligations held by each Permitted Secured Hedge Counterparty as at a date specified in such request. Each Permitted Secured Hedge Counterparty will provide promptly to the Administrative Agent, the Collateral Agent or the Lender, at such Agent’s or the Lender’s request, any information with respect to its Permitted Secured Interest Rate Hedge that the Administrative Agent, the Collateral Agent or the Lender may reasonably request for the purpose of administering this Agreement or of making distributions pursuant to the Priority of Payments (it being understood that if a Permitted Secured Hedge Counterparty fails to provide such information to the Administrative Agent, the Collateral Agent or the Lender, the Administrative Agent, the Collateral Agent or the Lender may in its discretion withhold distributions to such Secured Party pending receipt of such information or may make distributions based solely on information provided by the Borrower or take the actions described in Section 8.04).

6.03 Recordkeeping. The Collateral Agent will maintain books and records necessary to enable it to determine at any time all transactions under this Agreement which have occurred on or prior to such time. Each Loan Party agrees that such books and records maintained in good faith by the Collateral Agent shall be conclusive as to the matters contained therein absent manifest error. Each Loan Party shall have the right to inspect such books and records during normal business hours upon reasonable prior notice.

Section 7.           Covenants of the Loan Parties.

In furtherance of the grant of the security interest pursuant to Section 4, each Loan Party hereby covenants to the Collateral Agent for the benefit of the Secured Parties as follows:

7.01 Delivery and Other Perfection.

(a)           Within ten (10) days after the acquisition by a Loan Party of any Portfolio Investment constituting part of the Collateral as to which physical possession by the Custodian is required in order for such Portfolio Investment to have been “Delivered”, such Loan Party shall take such actions as shall be necessary to effect Delivery of such Portfolio Investment. As to all other Portfolio Investments constituting part of the Collateral, such Loan Party shall cause the same to be Delivered within five (5) Business Days of the acquisition thereof; provided that it shall not be a violation of this Section 7.01(a) if, at any given time, Portfolio Investments constituting part of the Collateral with an aggregate Market Value of 2% or less of the aggregate Market Value of all Portfolio Investments held by the Loan Parties shall not have been Delivered in accordance with the foregoing provisions of this Section 7.01(a). In addition, and without limiting the generality of the foregoing, each Loan Party shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, account control agreements or any other agreements or consents or other papers as may be necessary or desirable in the reasonable judgment of the Collateral Agent to create, preserve, perfect, maintain the perfection and first priority nature of, or validate the security interests granted pursuant hereto, or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such security interest, and without limiting the foregoing, shall:

(i)    keep full and accurate books and records relating to the Collateral in all material respects, and stamp or otherwise mark such books and records in such manner as the Collateral Agent may reasonably require in order to reflect the security interests granted by this Agreement; and

(ii)   permit representatives of the Lender or the Collateral Agent, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and, if an Event of Default shall have occurred and be continuing, permit representatives of the Lender or the Collateral Agent to be present at such Loan Party’s place of business to receive copies of communications and remittances relating to the Collateral, and forward copies of any notices or communications received by such Loan Party with respect to the Collateral, all in such manner as the Lender or the Collateral Agent may reasonably require; provided that each such Loan Party shall be entitled to have its representatives and advisors present during any inspection of its books and records at such Loan Party’s place of business.

(b)           Without relieving a Loan Party of its obligations set forth in Section 7.01(a), each Loan Party hereby authorizes the Collateral Agent to file and refile such financing statements, continuation statements, amendments thereto, notices and other documents or instruments (including this Agreement) (and such financing statements, continuation statements, amendments thereto, notices and other documents or instruments may describe the Collateral as “all assets”, “all personal property” or words of similar effect) in such offices as the Collateral Agent may deem necessary or desirable in the reasonable judgment of the Collateral Agent in order to perfect and preserve the rights and interests granted to the Collateral Agent hereby, and agrees to do such further acts and things, and to execute and deliver to the Collateral Agent such additional assignments, agreements, powers and instruments, as the Collateral Agent reasonably determines to be necessary to carry into effect the purposes of this Agreement or to better assure and confirm unto the Collateral Agent its rights, powers, privileges and remedies hereunder; provided that the foregoing powers on the part of the Collateral Agent shall not impose any affirmative obligation upon the Collateral Agent.

7.02 Payment of Obligations. Each Loan Party will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom imposed upon such Loan Party in respect of the Collateral, as well as all claims of any kind against or with respect to the Collateral, except that no such charge or levy need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Loan Party or such taxes, assessments, governmental charges or levies could not reasonably be expected to result in a Material Adverse Effect.

7.03 Maintenance of Perfected Security Interest. (a) Each Loan Party shall maintain and preserve the security interest created by this Agreement and the other Security Documents as a first priority perfected security interest (subject to Permitted Liens), shall enforce the rights, title and interests of the Collateral Agent and the Secured Parties with respect to the Collateral and shall preserve and defend title to the Collateral and the rights and interests of the Collateral Agent and the other Secured Parties in such Collateral against the claims and demands of all Persons whomsoever.

(b)           Each Loan Party will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the assets and property of such Loan Party and such other reports in connection therewith as the Collateral Agent may reasonably request, all in reasonable detail.

7.04 Notices. Promptly after any Loan Party has actual knowledge of any Lien on any of the Collateral, such Loan Party will advise the Collateral Agent promptly, in writin and in reasonable detail (and making express reference to this Section 7.04), of such Lien (other than security interests created hereby and the Permitted Liens).

7.05 Other Financing Statements or Control. The Loan Parties shall not (a) file or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral other than any such financing statement or like instrument naming the Collateral Agent as secured party in its capacity as agent hereunder, or (b) cause or permit any Person other than the Collateral Agent to have Control of any Deposit Account, Electronic Chattel Paper, Investment Property or Letter-of-Credit Right constituting part of the Collateral.

7.06 Changes in Name, etc. A Loan Party will not, except upon thirty (30) days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of all additional financing statements and other properly executed documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein, (i) change its jurisdiction of organization, organizational identification number (if applicable), federal tax identification number, mailing address or the address of its registered office from that referred to on Annex 1 or (ii) change its name. Such notice shall make specific reference to this Section 7.06.

7.07 Collections. Each Loan Party shall, and the Collateral Agent is authorized to, cause all amounts due and to become due to the Loan Parties under or in connection with the Collateral, including all Collections, or otherwise constituting proceeds of Collateral to be paid directly to the Custodian for deposit into the Custodial Account. Each Loan Party agrees that if such amounts shall be received directly by such Loan Party, such monies, instruments, Cash and other proceeds will not be commingled by such Loan Party with any of its other funds or property, if any, but will be held separate and apart therefrom and shall be held in trust by such Loan Party for, and immediately remitted to, the Custodian, with any necessary endorsement for deposit into the Custodial Account.

7.08 Additional Guarantors. As contemplated by Section 6.08 of the Loan Agreement, any new Subsidiary of the Borrower formed or acquired by the Borrower after the date hereof that is required to become a “Guarantor” under this Agreement shall do so by executing and delivering to the Collateral Agent a Guarantee Assumption Agreement in the form of Exhibit B. Accordingly, upon the execution and delivery of any such Guarantee Assumption Agreement by any such Subsidiary, such new Subsidiary shall automatically and immediately, and without any further action on the part of any Person, become a “Guarantor” and a “Loan Party” for all purposes of this Agreement, and Annex 1  hereto shall be deemed to be supplemented in the manner specified in such Guarantee Assumption Agreement. In addition, upon execution and delivery of any such Guarantee Assumption Agreement, the new Guarantor makes (solely as to such Guarantor) the representations and warranties set forth in Section 2 as of the date of such Guarantee Assumption Agreement.

7.09 Custodial Account.

(a)           The Borrower shall, at all times during the term of this Agreement, maintain the Custodial Account with the Custodian, which shall be a non-interest bearing account and shall bear a designation clearly indicating that the funds deposited therein are subject to the security interest of this Agreement and the operation of which shall be governed by the terms of this Section 7.09 and the Priority of Payments. The Custodial Account may be further sub-divided into sub-accounts. If the Custodial Account at any time ceases to be an Eligible Account, the Borrower may, with the written consent of the Controlling Party, or shall promptly, at the direction of the Controlling Party, reestablish such account as an Eligible Account at an Eligible Institution.

(b)           Funds on deposit in the Custodial Account shall be invested, applied or distributed in the manner set forth in Section 7.11  and in the Custodial Agreement.

(c)           The Collateral Agent shall have Control over the Custodial Account. The Borrower, the Collateral Agent and the Custodian shall always be party to an authenticated record that the Custodian will comply with instructions originated by the Collateral Agent directing Disposition of the funds and securities from the Custodial Account without further written consent of the Borrower.

7.10 Interest Reserve Account.

(a)           The Borrower shall, at all times during the term of this Agreement, maintain the Interest Reserve Account with the Custodian, which shall be a non-interest bearing account and shall bear a designation clearly indicating that the funds deposited therein are subject to the security interest of this Agreement and the operation of which shall be governed by the terms of this Section 7.10. The Interest Reserve Account may be further sub-divided into sub-accounts. If the Interest Reserve Account at any time ceases to be an Eligible Account, the Borrower may, with the written consent of the Controlling Party, or shall promptly, at the direction of the Controlling Party, reestablish such account as an Eligible Account at an Eligible Institution.

(b)           Funds on deposit in the Interest Reserve Account shall be invested, applied or distributed in the manner set forth in set forth in Section 7.11 and in the Custodial Agreement.

(c)           The Collateral Agent shall have Control over the Interest Reserve Account. The Borrower, the Collateral Agent and the Custodian shall always be party to an authenticated record that the Custodian will comply with instructions originated by the Collateral Agent directing Disposition of the funds and securities from the Interest Reserve Account without further written consent of the Borrower.

7.11 Permitted Investments of Funds on Deposit in the Custodial Account and the Interest Reserve Account. Funds on deposit in the Custodial Account and the Interest Reserve Account shall be invested, and the proceeds of investments shall be reinvested, by the Custodian in Temporary Investments pursuant to the written direction of the Borrower, in each case subject to and in accordance with the Partnership Agreement; provided that, in allocating funds in such accounts for the purpose of reinvestment, (i) the Borrower shall take into consideration any amounts that may be payable pursuant to the Priority of Payments on the next succeeding Loan Payment Date and (ii) funds held in the Custodial Account may be invested or withdrawn as provided in the Loan Agreement. The Collateral Agent and the Custodian shall not be responsible or liable for any loss resulting from the investment performance of an investment or reinvestment of funds on deposit in the Custodial Account or the Interest Reserve Account and shall not be responsible for giving any investment advice. In the absence of any written investment direction, the Collateral Agent and the Custodian shall hold the funds in the Custodial Account and the Interest Reserve Account uninvested.

7.12 No Certification of Limited Liability Company Interests and Limited Partnership Interests. With respect to the ownership by any Loan Party of any Equity Interests in any Subsidiary that is organized as a limited liability company or limited partnership, such Loan Party agrees to elect not to treat such Equity Interests as a “Security” within the meaning of Article 8 of the Uniform Commercial Code and not to allow such Equity Interests to be represented by a certificate.

Section 8.           Acceleration Notice; Remedies; Distribution of Collateral.

8.01 Events of Default, Etc. During any period during which an Event of Default shall have occurred and be continuing:

(a)           each Loan Party shall, at the request of the Collateral Agent, assemble the Collateral owned by it at such place or places, as the Collateral Agent shall reasonably request;

(b)           the Collateral Agent may make any compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify in any manner the terms of, any of the Collateral;

(c)           the Collateral Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not the Uniform Commercial Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under all Requirements of Law in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by applicable law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Collateral Agent were the sole and absolute owner thereof (and each Loan Party agrees to take all such action as may be appropriate to give effect to such right);

(d)           the Collateral Agent in its discretion may, in its name or in the name of any Loan Party or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and

(e)           the Collateral Agent may, upon five (5) Business Days’ prior written notice to the Loan Parties of the time and place (or, if such sale is to take place on an established exchange or other recognized market, prior to the time of such sale or other Disposition), with respect to the Collateral or any part thereof which shall then be or shall thereafter come into the possession, custody or control of the Collateral Agent, the other Secured Parties or any of their respective agents, sell, assign or otherwise Dispose of all or any part of such Collateral, at such place or places as the Collateral Agent deems best, and for Cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such Disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Collateral Agent or any other Secured Party or anyone else may be the purchaser, assignee or recipient of any or all of the Collateral so Disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter, to the fullest extent permitted by Requirements of Law, hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Loan Parties, any such demand, notice and right or equity being hereby expressly waived and released, to the fullest extent permitted by law.

The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The proceeds of each collection, sale or other Disposition under this Section 8.01  shall be deposited into the Custodial Account and applied in accordance with the Default Priority of Payments and any amounts obtained by the Collateral Agent on account of, or as a result of the exercise by, the Collateral Agent of any right of offset or banker’s lien or right of attachment or garnishment with respect to any funds at any time and from time to time on deposit in, or otherwise to the credit of, the Custodial Account shall be held by the Collateral Agent as additional collateral security for the repayment of the Secured Obligations and shall be applied as provided in accordance with the Default Priority of Payments.

The Loan Parties recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Loan Party acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any item of Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if such issuer would agree to do so.

8.02 Deficiency. Subject to Section 10.14 of this Agreement and Section 10.15 of the Loan Agreement, if the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 8.01 are insufficient to cover the costs and expenses of suc realization and the payment in full of the Secured Obligations, the Loan Parties shall remain liable for any deficiency.

8.03 Private Sale. The Collateral Agent and the Secured Parties shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 8.01. Each Loan Party hereby waives any claims against the Collateral Agent or any other Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree; it being understood that a private sale conducted in accordance with this Section 8.03 that satisfies the requirements set forth in Section 8.01(e) shall be deemed to have been conducted in a commercially reasonable manner.

8.04 Application of Proceeds after Default. Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral of any Loan Party pursuant to Section 8.01, and any other Cash of any Loan Party at the time held by the Collateral Agent under this Agreement, shall be applied by the Collateral Agent in accordance with the Default Priority of Payments. In making the allocations required by the Default Priority of Payments, the Collateral Agent may rely upon its records and information supplied to it pursuant to Section 6.02 (except as otherwise provided in Section

9.02), and the Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on such information, except to the extent of its negligence, bad faith, willful misconduct or fraudulent action. The Collateral Agent may, in its sole discretion, at the time of any application under this Section 8.04, withhold all or any portion of the proceeds otherwise to be applied to the Secured Obligations as provided in the Default Priority of Payments and maintain the same in a segregated cash collateral account in the name and under the exclusive Control of the Collateral Agent, to the extent that it in good faith believes that the information provided to it pursuant to Section 6.02 is either incomplete or inaccurate and that application of the full amount of such proceeds to the Secured Obligations would be disadvantageous to any Secured Party. All distributions made by the Collateral Agent pursuant to this Section 8 shall be final (subject to any decree of any court of competent jurisdiction), and the Collateral Agent shall have no duty to inquire as to the application by the other Secured Parties of any amounts distributed to them.

8.05 Waiver of Stays, etc. To the full extent that each Loan Party may lawfully so agree, each Loan Party agrees that it will not at any time plead, claim or take the benefit of any appraisement, valuation, stay, extension, moratorium or redemption law now or hereafter in force to prevent or delay the enforcement of this Agreement in accordance with its terms or the absolute sale of any portion of or all of the Collateral in accordance with this Agreement or the possession thereof by any purchaser at any sale under and in compliance with this Agreement, and each Loan Party, for itself and all who may claim under such Loan Party, as far as such Loan Party now or hereafter lawfully may do so, hereby waives the benefit of all such Requirement of Law.

8.06 Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Collateral Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default, the Collateral Agent is hereby appointed the attorney-in-fact of each Loan Party for the purpose of carrying out the provisions of this Section 8 and taking any action and executing any instruments which the Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Collateral Agent shall be entitled under this Section 8 to make collections in respect of the Collateral, the Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of any Loan Party representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

8.07 Agreement regarding Control Agreements. The Collateral Agent agrees with the Loan Parties that it will not give or deliver any notice of exclusive control or similar notice or any Entitlement Order or other instruction, pursuant to any control agreement relating to Deposit Accounts, Securities Accounts or Commodities Accounts constituting Collateral or otherwise with respect to Collateral unless an Event of Default has occurred and is then continuing.

8.08 Release of Collateral; Guarantors.

(a)           Upon any Disposition by a Loan Party of any Collateral that is permitted under the Loan Documents or upon the release of any Guarantor from its guarantee obligations under Section 3 as described below, the security interest of the Collateral

Agent in such Collateral or in the Property of such Guarantor shall be automatically released; provided that (i) at the time of such Disposition, no Event of Default has occurred and is continuing and (ii) no Event of Default would occur upon giving effect to (A) such release of security interest and (B) the application of any Proceeds attributable to such Disposition. Notwithstanding the foregoing, in the event that the Borrower reasonably so requests, the Collateral Agent shall in a timely manner (i) sign release documentation that may be necessary or reasonably requested to confirm such release to third parties and (ii) deliver to the Borrower such amendments to financing statements as may be reasonably requested by the Borrower to be filed to evidence such release. The Collateral Agent is also authorized to release (and shall release) any Guarantor from any of its guarantee obligations under Section 3 to the extent such Subsidiary is the subject of a Disposition permitted under the Loan Documents, such Subsidiary is designated as a Financing Subsidiary to the extent permitted by the Loan Agreement, or the Controlling Party shall have consented to such release in writing and upon such release, the Collateral Agent is authorized to release (and shall release) any collateral security granted by such Guarantor hereunder and under the other Security Documents.

(b)           The Borrower shall post or pledge any asset required to be posted or pledged as collateral in respect of margin or other requirements to a Permitted Hedge Counterparty under the terms of any credit support annex or similar document entered into in connection with a Permitted Interest Rate Hedge free and clear of the Lien and security interest created hereby and the security interest of the Collateral Agent in any such asset required to be posted or pledged as collateral shall be automatically released.

(c)           Upon the termination of the commitment of the Lender under Section 2.01(a) of the Loan Agreement to make Loans and indefeasible payment in full in Cash of all of the Secured Obligations, this Agreement shall terminate (other than any provisions hereof expressly stated to survive termination) and the Borrower shall be entitled to the return, upon its request and at its expense, of such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and the Collateral Agent shall execute without recourse such instruments and documents as may be reasonably requested by the Borrower to evidence such termination and the release of the Lien hereof.

8.09 Custody and Safekeeping. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in a similar manner as the Collateral Agent deals with similar property for similar customers, subject to Section 9-207 of the Uniform Commercial Code and subject to the protections and limitations on liability afforded to the Collateral Agent under this Agreement. Neither the Collateral Agent nor any of its Related Parties shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise Dispose of any Collateral; provided that it has acted in accordance with the instructions of the Controlling Party and in compliance with (and subject to) the terms of this Agreement and all Requirements of Law.

Section 9.          The Collateral Agent.

9.01 Appointment, Powers and Immunities. The Lender and, by acceptance of the benefits of this Agreement and other Security Documents, each Permitted Secured Hedge Counterparty, hereby appoints and authorizes The Bank of New York Mellon to act as its agent hereunder with such powers as are specifically delegated to the Collateral Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Collateral Agent:

(a)           shall have no duties or responsibilities except those expressly set forth in this Agreement and shall not by reason of this Agreement be a trustee for, or a fiduciary with respect to, the Lender or any Permitted Secured Hedge Counterparty;

(b)           shall not be responsible to the Lender, any Permitted Secured Hedge Counterparty, or any other Person for any recitals, statements, representations or warranties contained in this Agreement or in any notice delivered hereunder, or in any other certificate, report, statement, opinion of counsel or other document referred to or provided for in, or received by it under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document referred to or provided for herein or therein or for any failure by the Loan Parties or any other Person to perform any of its obligations hereunder; and

(c)           shall not be required to initiate or conduct any litigation or collection proceedings hereunder except for any such litigation or proceedings relating to the enforcement of the guarantee set forth in Section 3, or the security interests created pursuant to Section 4.

9.02 Information Regarding Secured Parties. The Collateral Agent shall be entitled to rely upon the information provided to it by the Borrower or any Permitted Secured Hedge Counterparty pursuant to Section 6.02, and such information shall be conclusive and binding for all purposes of this Agreement, except to the extent the Collateral Agent shall have been notified by a Permitted Secured Hedge Counterparty that such information as set forth on any such list is inaccurate or in dispute between such Secured Party and the Borrower.

9.03 Delegation of Duties. The Collateral Agent may execute ministerial and ancillary duties under this Agreement and the other Loan Documents through third party ministerial or ancillary service providers. The Collateral Agent shall have no monitoring responsibility with respect to such persons and shall not be responsible for any misconduct or negligence on the part of any such persons appointed by the Collateral Agent with due care.

9.04 Exculpatory Provisions. Neither the Collateral Agent nor any of its officers, directors, employees, agents, administrators, advisors, attorneys in fact or Affiliates shall be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own negligence, bad faith, willful misconduct or fraudulent action). The Collateral Agent shall not be under any obligation to the Secured Parties to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.05 Reliance by Collateral Agent. The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or email message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Controlling Party as it deems appropriate. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Controlling Party.

9.06 Notice of Default. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Collateral Agent has received written notice from the Controlling Party or a Loan Party referring to this Agreement in accordance with Section 10.02, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the absence of receipt of such notice, the Collateral Agent may conclusively assume that there is no Default or Event of Default. In the event that the Collateral Agent receives such a notice, the Collateral Agent shall give notice thereof to the Secured Parties. The Collateral Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Controlling Party; provided that unless and until the Collateral Agent shall have received such direction, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Secured Parties.

9.07 Non-Reliance on Collateral Agent. Each of the Secured Parties expressly acknowledges that neither the Collateral Agent nor any of its officers, directors, employees, agents, advisors, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by the Collateral Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Collateral Agent to such Secured Party. Each of the Secured Parties represents to the Collateral Agent that it has, independently and without reliance upon the Collateral Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans or extend credit to or enter into Permitted Interest Rate Hedges with the Loan Parties. Each Secured Party also represents that it will, independently and without reliance upon the Collateral Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Secured Parties by the Collateral Agent hereunder, the Collateral Agent shall not have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the

Collateral Agent or any of its officers, directors, employees, agents, advisors, attorneys in fact or Affiliates.

9.08 Resignation and Removal of Collateral Agent.

(a)           The Collateral Agent may resign as Collateral Agent, or the Controlling Party may, in its sole discretion, remove the Collateral Agent, with sixty (60) days’ (in the case of the Collateral Agent resigning) or thirty (30) days’ (in the case of the removal of the Collateral Agent) prior written notice to (i) the Controlling Party, the other Secured Parties and the Borrower (in the case of the Collateral Agent resigning), or (ii) to the Collateral Administrator, the Custodian, the Valuation Agent, the Administrative Agent, the Collateral Agent, the other Secured Parties and the Borrower (in the case of the removal of the Collateral Agent). Any such resignation or removal shall become effective following the appointment of a successor Collateral Agent in accordance with the provisions of this Section 9.08. Upon any resignation or removal of the Collateral Agent, the Controlling Party shall appoint a successor Collateral Agent, which successor Collateral Agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term “Collateral Agent” shall mean such successor Collateral Agent effective upon such appointment and approval, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any holders of the obligations owing hereunder. On and after the effective date of any resignation or removal of the Collateral Agent hereunder, the provisions of this Section 9  shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

(b)           If no successor Collateral Agent shall be appointed and shall have accepted such appointment within ninety (90) days after the aforesaid notice of resignation or removal, the Collateral Agent, in the case of resignation, and the Controlling Party, in the case of removal, may apply to any court of competent jurisdiction to appoint a successor Collateral Agent to act until such time, if any, as a successor Collateral Agent shall have been appointed as provided in this Section 9.08. Any successor so appointed by such court shall immediately and without further act be superseded by any successor Collateral Agent appointed pursuant to the preceding paragraph. Any Collateral Agent shall be entitled to all Collateral Agent fees to the extent incurred or arising, or relating to events occurring, before such resignation or removal becomes effective, and the protections of Section 10.05 with respect to any costs and expenses to the extent incurred or arising, or relating to events occurring, before such resignation or removal shall survive.

(c)           If at any time the Collateral Agent shall resign or be removed or otherwise become incapable of acting, or if at any time a vacancy shall occur in the office of the Collateral Agent for any other cause, a successor Collateral Agent may be appointed as set forth in Section 9.08(a). The powers, duties, authority and title of the predecessor Collateral Agent as set forth in Section 9.08(a) shall be terminated and canceled without procuring the resignation of such predecessor and without any other formality (except as may be required by law) other than as described in Section 9.08(a). Such appointment and designation shall be full evidence of the right and authority to make the same and of all the facts therein recited, and this Agreement shall vest in such successor, without any further act, deed or conveyance, all the estates, properties, rights, powers, trusts, duties, authority and title of its predecessor, but such predecessor shall, nevertheless, on the written request of the Controlling Party or the successor, execute and deliver an instrument transferring to such successor all the estates, properties, rights, powers, trusts, duties, authority and title of such predecessor hereunder and shall deliver all Collateral held by it or its agents to such successor. Should any deed, conveyance or other instrument in writing from the Controlling Party be required by any successor Collateral Agent for more fully and certainly vesting in such successor the estates, properties, rights, powers, trusts, duties, authority and title vested or intended to be vested in the successor Collateral Agent, any and all such deeds, conveyances and other instruments in writing shall, on reasonable request of such successor, be executed, acknowledged and delivered by the Controlling Party.

9.09 Status of Successor Collateral Agent. Every successor Collateral Agent appointed pursuant to this Section 9 shall be a financial institution, including for purposes of Section 1.1441-1 of the Treasury Regulations, in good standing and having power to act as Collateral Agent hereunder, organized under the laws of the United States of America or any State thereof or the District of Columbia and shall have such level of experience and capabilities and also have capital, surplus and undivided profits of not less than $250,000,000 or such other amount of capital, surplus or profits as the Controlling Party shall deem acceptable in its sole discretion.

9.10 Merger of the Collateral Agent. Any Person into which the Collateral Agent may be merged, or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Collateral Agent shall be a party, or any Person to which all or substantially all of the corporate trust assets of the Collateral Agent shall be sold, shall be Collateral Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto. The Collateral Agent shall provide written notice of any merger or consolidation, including any change in name, to the Secured Parties, the Valuation Agent, the Collateral Administrator, the Custodian and the Borrower promptly, and in any event within fifteen (15) days of the effective date thereof to solicit such approvals as may be required hereunder.

9.11 Other Business Relationships. It is expressly acknowledged and agreed that The Bank of New York Mellon, in its capacity as Collateral Agent, and its respective Affiliates may engage in any kind of other banking, trust, financial advisory, or other business with any party hereto, or with the Collateral Administrator, the Custodian, the Valuation Agent, the Lender, the Permitted Secured Hedge Counterparties or the Loan Parties, in each case as though it was not the Collateral Agent hereunder. Among other things, it is acknowledged and agreed that pursuant to such activities, The Bank of New York Mellon, in its capacity as Collateral Agent, or its respective Affiliates may from time to time receive information (including information that may be subject to confidentiality obligations) and the Collateral Agent shall be under no obligation to provide such information to any party in a way that would violate any such confidentiality obligations or other obligations it may have in respect of such other business relationships.

9.12 Certain Matters Affecting the Collateral Agent.

(a)           The Collateral Agent shall not be required to expend or risk its own funds or otherwise incur financial liability for the performance of any of its duties hereunder or the exercise of any of its rights or powers if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not assured to it.

(b)           Notwithstanding anything in this Agreement to the contrary, in no event shall the Collateral Agent be liable for special, indirect, punitive or consequential loss or damage or lost profits or loss of business arising or in connection with this Agreement or the other Loan Documents.

(c)           The right of the Collateral Agent to perform any discretionary act enumerated in this Agreement shall not be construed as a duty and the Collateral Agent shall not be liable for the omission to perform any such act.

(d)           The Collateral Agent shall not be required to give any bond or surety in connection with this Agreement or the powers granted hereunder.

(e)           The Collateral Agent shall at no time, except during the continuance of an Event of Default, be under any duty to direct or supervise the investment of, or to advise or make any recommendation for the purchase sale, retention or disposition of, Collateral.

(f)            The Collateral Agent shall not be under any obligation to inquire into, and shall not be liable for, the validity or genuineness of any Collateral, the legality of the purchase or sale of any Collateral, the propriety of the amount paid for any Collateral upon purchase or sale, or any actions of third parties with respect to the negotiability of any Collateral.

(g)           The Collateral Agent shall have no liability with respect to any valuation regardless of whether such valuation is significantly greater or less than other possible valuations.

Section 10.         Miscellaneous.

10.01 Amendments, Etc. Except as otherwise provided in any Security Document, the terms of this Agreement and the other Security Documents may be waived, altered or amended only by an instrument in writing duly executed by each Loan Party and the Agents, with the written consent of the Controlling Party; provided that

(a)           no such amendment shall adversely affect the relative rights of any Secured Party as against any other Secured Party without the prior written consent of such first Secured Party,

(b)           without the written consent of each of the Secured Parties, no modification, supplement or waiver shall modify the definition of the term “Controlling Party”; and

(c)           without the written consent of the Collateral Agent, no modification, supplement or waiver shall modify the terms of Section 9.

Any such amendment or waiver shall be binding upon the Collateral Agent, each Secured Party and each Loan Party. In the case of any waiver, the Loan Parties, the Secured Parties and the Collateral Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon. Any purported amendment, supplement or modification not complying with the terms of this Section 10.01 shall be null and void.

10.02 Notices.

(a)           All notices, reports, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) sent by certified or registered mail, return receipt requested, (ii) sent by overnight mail or courier, (iii) posted on the Borrower’s intranet website in accordance with Section 10.02(b) or (iv) delivered by hand, in each case, if to the Agents, at the Agents’ address, as set forth on Schedule A to the Loan Agreement, if to the Custodian, at the Custodian’s address, as set forth on Schedule A to the Loan Agreement, if to the Collateral Administrator, at the

Collateral Administrator’s address, as set forth on Schedule A to the Loan Agreement, if to the Valuation Agent, at the Valuation Agent’s address, as set forth on Schedule A to the Loan Agreement, if to the Borrower, to the Borrower’s address, as set forth on Schedule A to the Loan Agreement (provided that notices to any Guarantor shall be given to such Guarantor care of the Borrower at the address for the Borrower specified herein) and, in the case of any Permitted Secured Hedge Counterparty that shall become a party hereto after the date hereof, at such “Address for Notices” as shall be specified in the related Notice of Designation delivered pursuant to Section 6.01, if to any other Person party hereto at the address such Person shall have last designated by notice to each other party hereto and if to the Lender, at the Lender’s address, as set forth on Schedule A to the Loan Agreement; provided that the Lender may only receive notices, reports, requests, demands and other communications hereunder pursuant to clauses (i) through (iii). Any notice, report, request, demand and other communication will be deemed received (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight mail or courier, when actually received, (iii) if posted on the Borrower’s intranet website in accordance with Section 10.02(b), on the day an email is sent to the Lender at the email address of the Lender set forth on Schedule A to the Loan Agreement instructing it that a notice has been posted; provided that if such email is sent after 5:00 p.m. (Washington, D.C. time) or on a day that is not a Business Day, such notice shall be deemed received on the next succeeding Business Day and (iv) if delivered by hand, when actually received.

(b)           The Borrower may, in its discretion, provide any notice, report, request, demand, consent or other communication to the Lender by posting such notice on the Borrower’s intranet website and sending an e-mail to the Lender at the email address of the Lender set forth on Schedule A to the Loan Agreement notifying it of such posting.

10.03 No Waiver; Cumulative Remedies. No failure or delay on the part of the Agents or the Controlling Party to exercise, and no course of dealing with respect to, any right, power, privilege or remedy under this Agreement or any other Security Document shall operate as a waiver thereof, nor shall any single or partial exercise by Agents or the Controlling Party of any right, power, privilege or remedy under this Agreement or any other Security Document preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. All rights, powers, privileges and remedies of the Agents or the Controlling Party provided for herein are cumulative and in addition to any and all other rights, powers, privileges and remedies provided by Requirements of Law, the Loan Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by the Agents or the Controlling Party to exercise any of its rights under any other related document. The Agents or the Controlling Party may exercise at any time after the occurrence of an Event of Default one or more remedies, as they so desire, and may thereafter at any time and from time to time exercise any other remedy or remedies.

10.04 Survival. The obligations of the Loan Parties under Section 10.05 and their rights under Section 10.14 hereof shall survive the repayment of the Secured Obligations and the termination of this Agreement. In addition, each representation and warranty made, or deemed to be made, pursuant hereto shall survive the making of such representation and warranty, and the Secured Parties shall not be deemed to have waived, by reason of the making of any extension of credit, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Secured Parties may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

10.05 Payment of Expenses, Taxes and Indemnification. The Loan Parties, jointly and severally, agree (a) to pay or reimburse, as Borrower Administrative Expenses in accordance with the Priority of Payments, each of the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian and the Valuation Agent for all of their respective reasonable documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Security Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to each such Person and filing and recording fees and expenses, (b) to pay or reimburse, as Borrower Administrative Expenses in accordance with the Priority of Payments, the Agents and the Controlling Party for all their respective documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Security Documents and any such other documents, including the reasonable fees and disbursements of counsel to the Agents and the Controlling Party, (c) to pay, indemnify, and hold the Agents and the Secured Parties and their respective Related Parties harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise, recording and other similar taxes (excluding, for the avoidance of doubt, any tax imposed on gross or net income, profits, receipts or any other tax in the nature of an income tax, whether administered by withholding or otherwise), if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement and modification of, or any waiver or consent under or in respect of, this Agreement, the other Security Documents and any such other documents and (d) to pay, indemnify, and hold each of the Administrative Agent, the Collateral Agent, any Permitted Secured Hedge Counterparty, the Collateral Administrator, the Custodian and the Valuation Agent and their respective Related Parties (each, an “Indemnitee”) harmless and defend them from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including the reasonable fees and disbursements of legal counsel) or disbursements of any kind or nature whatsoever (except with respect to taxes, which shall be governed solely by clause (c) of this Section 10.05) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Security Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Loan Parties shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the negligence, bad faith, willful misconduct or fraudulent action of any Indemnitee or any of its Related Parties. The Loan Parties may, in their sole discretion, and at their expense, control the defense of any claim arising under clause (d) including, without limitation, designating counsel for the Indemnitees (which counsel shall be reasonably satisfactory to the Indemnitees) and controlling all negotiations, litigation, arbitration, settlements, compromises and appeals of any claim; provided that (i) the Loan Parties may not agree to any settlement involving any Indemnitee that contains any element other than the payment of money and complete indemnification of the Indemnitee without the prior written consent of the affected Indemnitee and (ii) the Loan Parties shall engage and pay the reasonable expenses of separate counsel for the Indemnitee to the extent that the interests of the Indemnitee are in conflict with those of the Loan Parties. The Loan Parties shall be responsible to pay the reasonable fees of such separate legal counsel if such a conflict exists. The Loan Parties may not control the defense of any claim arising under clause (c) above and may not designate counsel for the Agents and the Secured Parties and their respective Related Parties or control the negotiations, litigation, arbitration, settlements, compromises or appeals of any claims under such clause (c). Notwithstanding anything to the contrary in this Section 10.05, the Lender and its Related Parties shall be represented solely by the U.S. Department of Justice with respect to any claim arising under this Agreement. All amounts due under this Section 10.05 shall be payable as Borrower Administrative Expenses in accordance with the Priority of Payments and any request for payment under this Section 10.05 must be received by the Loan Parties, the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Valuation Agent and the Custodian no later than two (2) Business Days prior to the last Business Day of any month in connection with payments to be made on the next succeeding Loan Payment Date. The agreements in this Section 10.05 shall survive repayment of the Loans and all other amounts payable hereunder.

10.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (a) no Loan Party may assign, transfer or delegate any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of the Lender and (b) the Lender may not assign, transfer or delegate any of its rights or obligations under this Agreement or the other Loan Documents to an assignee that is not an Affiliate of the Lender without the prior written consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) and upon any such assignment, transfer or delegation (including to an Affiliate), the Borrower and the Lender hereby agree to enter into such reasonably acceptable amendments, supplements and modifications to this Agreement as may be necessary to account for the assignment, transfer or delegation to a new Lender.

10.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

10.08 Counterparts and Facsimile. This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts. Each counterpart shall be deemed to be an original, and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

10.09 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement, the other Loan Documents, the Partnership Agreement, the Investment Guidelines and the Compliance Rules represent the entire agreement of the Loan Parties, the Agents and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agents or the Secured Parties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (SUBJECT TO APPLICABLE FEDERAL LAW).

10.12 SUBMISSION TO JURISDICTION; WAIVERS. EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)          SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER SECURITY DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF EITHER THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE U.S. COURT OF FEDERAL CLAIMS;

(B)           CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C)           AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED (I) IF TO PARTIES OTHER THAN THE LENDER, BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 10.02 OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED AND (II) IF TO THE LENDER, ONLY IN THE MANNER PRESCRIBED FOR SERVING PROCESS ON AN AGENCY OF THE U.S. FEDERAL GOVERNMENT UNDER THE FEDERAL RULES OF CIVIL PROCEDURE; AND

(D)          AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY REQUIREMENTS OF LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER SECURITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.14 Limited Recourse. Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, the obligations of the Loan Parties under this Agreement and all other Loan Documents are solely the obligations of the Loan Parties and not any direct or indirect owner, director, shareholder, member, partner or officer of any Loan Party and shall be payable solely to the extent of funds received by and available to the Loan Parties in accordance with the Priority of Payments. No recourse shall be had for the payment of any amount owing in respect of any obligation of, or claim against, the Loan Parties arising out of or based upon this Agreement or any other Loan Document against any Limited Partner, General Partner, Private Vehicle or any advisor or Subadvisor of the Loan Parties and, except as specifically provided herein and in the other Loan Documents, no recourse shall be had for the payment of any amount owing in respect of any obligation of, or claim against, the Loan Parties arising out of or based upon this Agreement against the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Custodian, the Valuation Agent or the other Secured Parties or any Affiliate of any thereof; provided, however, that the foregoing shall not relieve any Person from any liability such Person would otherwise have as a result of their own acts or omissions that constitute willful misconduct, bad faith or fraud. The provisions of this Section 10.14 shall survive the termination or expiration of this Agreement and the Loan Agreement.

10.15 Limitation of Liability. No claim may be made by any party under this Agreement against the Lender, the Borrower or their respective Affiliates, employees, directors, officers, advisors, administrators, agents and counsel for any special, indirect, punitive or consequential losses or damages of any kind in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith and such party hereby waives, releases and agrees not to sue upon any claim for any such losses or damages, whether or not accrued and whether or not known or suspected to exist in its favor.

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee and Security Agreement to be duly executed and delivered as of the day and year first above written.

[ ]

By:
Name:
Title:

THE UNITED STATES DEPARTMENT OF THE TREASURY, as Lender

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Administrative Agent and Collateral Agent

By:
Name:
Title:

ANNEX 1

FILING DETAILS

Set forth in Schedule A to the Loan Agreement.

EXHIBIT B

[Form of Notice of Designation]

[Date]

Attention: [The Bank of New York Mellon]

Ladies and Gentlemen:

Reference is made to the Guarantee and Security Agreement, dated as of the date set forth on Schedule A to the Loan Agreement (as modified and supplemented and in effect from time to time, the “Guarantee and Security Agreement”), among the BORROWER IDENTIFIED ON THE SIGNATURE PAGES THERETO (the “Borrower”); each entity that is or becomes a “GUARANTOR” thereunder; THE UNITED STATES DEPARTMENT OF THE TREASURY (the “Lender”); and THE BANK OF NEW YORK MELLON, as administrative agent for the Lender (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with its successors in such capacity, the “Collateral Agent”). Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed thereto in the Guarantee and Security Agreement.

Pursuant to Section 6.01 of the Guarantee and Security Agreement, the Borrower hereby designates the following Permitted Interest Rate Hedge as a “Permitted Secured Interest Rate Hedge” under the Guarantee and Security Agreement:

[Complete as appropriate]

[ ]

By:
Name:
Title:

[Form of Guarantee Assumption Agreement]

GUARANTEE ASSUMPTION AGREEMENT

GUARANTEE ASSUMPTION AGREEMENT (the “Guarantee Assumption  Agreement”) dated as of                                    , by [NAME OF GUARANTOR], a                                                         (the “New Guarantor”), in favor of THE BANK OF NEW YORK MELLON, as collateral agent for the Secured Parties under and as defined in the Guarantee and Security Agreement referred to below (in such capacity, together with its successors in such capacity, the “Collateral Agent”).

The Borrower, any Guarantors referred to therein, the Lender, the Administrative Agent and the Collateral Agent are parties to a Guarantee and Security Agreement dated as of [ ] (the “Guarantee and Security Agreement”) pursuant to which any such Guarantors have guaranteed the Guaranteed Obligations (as defined therein), and the Borrower and any such Guarantors have granted liens in favor of the Collateral Agent as collateral security for the Secured Obligations (as defined therein). Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed thereto in the Guarantee and Security Agreement.

Pursuant to Section 7.08 of the Guarantee and Security Agreement, the New Guarantor hereby agrees to become a Guarantor and a Loan Party under and for all purposes of the Guarantee and Security Agreement, and each of the Annexes to the Guarantee and Security Agreement shall be deemed to be supplemented in the manner specified in Appendix A hereto. Without limiting the foregoing, (a) the New Guarantor hereby, jointly and severally with any other Guarantors, guarantees to each Secured Party and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Guaranteed Obligations in the same manner and to the same extent as is provided in Section 3 of the Guarantee and Security Agreement and (b) as collateral security for the payment in full in Cash when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of the New Guarantor, the New Guarantor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties as provided in the Guarantee and Security Agreement a security interest in all of such New Guarantor’s right, title and interest in, to and under the Collateral.

In addition, the New Guarantor hereby makes the representations and warranties set forth in Section 2 of the Guarantee and Security Agreement, as if each reference in such Section to the Guarantee and Security Agreement included reference to this Guarantee Assumption Agreement.

The New Guarantor hereby instructs its counsel to deliver any opinions to the Secured Parties required to be delivered in connection with the execution and delivery hereof.

IN WITNESS WHEREOF, the New Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GUARANTOR]

By:
Name:
Title:

Accepted and agreed:

THE BANK OF NEW YORK MELLON, as Collateral Agent

By:
Name:
Title:

2

Appendix A

SUPPLEMENTS TO ANNEXES TO
GUARANTEE AND SECURITY AGREEMENT

Supplement to Annex 1:

[to be completed]

EXHIBIT C

[Form of Acknowledgment]

[Date]

Attention: [The Bank of New York Mellon]

Ladies and Gentlemen:

Reference is made to the Guarantee and Security Agreement, dated as of the date set forth on Schedule A to the Loan Agreement (as modified and supplemented and in effect from time to time, the “Guarantee and Security Agreement”), among the BORROWER IDENTIFIED ON THE SIGNATURE PAGES THERETO (the “Borrower”); each entity that is or becomes a “GUARANTOR” thereunder; THE UNITED STATES DEPARTMENT OF THE TREASURY (the “Lender”); and THE BANK OF NEW YORK MELLON, as administrative agent for the Lender (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with its successors in such capacity, the “Collateral Agent”). Capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed thereto in the Guarantee and Security Agreement.

Pursuant to Section 6.01 of the Guarantee and Security Agreement, the undersigned Permitted Secured Hedge Counterparty hereby acknowledges the grant of a security interest in the Collateral to the Collateral Agent, for the benefit of the Secured Parties.

[PERMITTED SECURED HEDGE COUNTERPARY]

By:
Name:
Title: